Exhibit 99.1

Conyers Park Acquisition Corp. Announces Pricing of $375 Million Initial Public Offering

Greenwich, CT - July 14, 2016 – Conyers Park Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 37,500,000 units at $10.00 per unit. The units will be listed on the NASDAQ Capital Market and trade under the ticker symbol “CPAAU” beginning July 15, 2016. Each unit consists of one share of the Company’s Class A common stock and one-third of one warrant, each whole warrant enabling the holder thereof to purchase one whole share of the Class A common stock at a price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Conyers Park Acquisition Corp., led by James M. Kilts, David J. West and Brian K. Ratzan, is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Deutsche Bank Securities and Goldman, Sachs & Co. will act as the joint book runners for the offering, and Cantor Fitzgerald & Co. will act as co-manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005, or by telephone at 1- 800-503-4611 or by email at prospectus.CPDG@db.com. Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone toll-free at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com. Cantor Fitzgerald & Co., Attn: Prospectus Group, 499 Park Avenue, New York NY 10022, or by telephone at 1-212-915-1067 or by email at prospectus@cantor.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on July 14, 2016.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Julia Wilfert

Brunswick Group

212-333-3810

jwilfert@brunswickgroup.com

Ashleigh Womack

Brunswick Group

212-333-3810

awomack@brunswickgroup.com